Exhibit 99.1

 Advanced Biotherapy Appoints Mr. Paul Hopper as Director of Business
                              Development

    WOODLAND HILLS, Calif.--(BUSINESS WIRE)--March 22, 2005--Advanced Biotherapy, Inc. (OTCBB:ADVB), dedicated to pioneering the development and use of therapeutic antibodies, announced today that Mr. Paul Hopper, former Chief Executive Officer of Australian Cancer Technology Limited, an international biotechnology company focused on developing immunotherapy and oncology products, has joined the Company as Director of Business Development.
    Edmond Buccellato, CEO of Advanced Biotherapy, commented: "With Paul's relocation from Australia to California, we have the good fortune of attracting a seasoned biotech executive who has extensive experience in business development, both in terms of in-licensing of later-stage therapeutic compounds and business acquisitions. While CEO of Australian Cancer, he was solely responsible for in-licensing two new cancer drugs in four Phase I & 2 clinical trials in the US and Germany, commenced a Phase IIb clinical trial of a prostate cancer vaccine in Melbourne, Australia, negotiated and signed 3 'material transfer' agreements with the world renowned Memorial Sloan-Kettering Cancer Center and one of the word's foremost biotechnology companies, acquired Galencia Pharmaceuticals, and raised significant capital for the Company. During his tenure, the Australian Cancer's valuation increased from a market cap of $6.5 million to $35 million in just 15 months. Under Paul's leadership, Australian Cancer was rated the 4th best performing Biotech Company in Australia in 2004."
    Mr. Hopper's experience includes his 25 year tenure in public company markets, with almost half that time as the Managing Director of Alpha Healthcare Limited, a diversified Australian Stock Exchange listed hospital, pathology, radiology and general practice provider of over 2,000 employees and annual sales of approximately $75 million which he co-founded in 1988, and ran until 1999.
    From 2002-2004 he was also the Australian representative of Cappello Group, Inc, the LA based merchant bank, an association he has now re-established following his transfer to the US in 2005.
    Mr. Hopper's Advanced Biotherapy responsibilities will fit within the company's overall strategic plan of pursuing licensing opportunities and targeting prospective acquisition and merger candidates.
    Mr. Hopper commented, "Advanced Biotherapy represents an exciting opportunity to enhance its existing technology base by acquiring new compounds and projects in the most active biotech market in the world. I look forward to increasing the Company's pipeline not only in the targeted area of therapeutic antibodies, but across a wider scientific franchise, with the goal of providing investors with multiple targets and mitigated risk."

    About Advanced Biotherapy

    The Company has demonstrated the effectiveness of its pioneering scientific strategy in the use of therapeutic antibodies by conducting investigational clinical trials treating patients suffering from AIDS, multiple sclerosis, rheumatoid arthritis, corneal transplant rejection, uveitis and certain autoimmune skin conditions, including psoriasis and alopecia, all Th-1 mediated autoimmune diseases which appear to have the same proinflammatory Th-1 activity. Advanced Biotherapy is headquartered in Los Angeles, with laboratories in Columbia, Md. The company has an extensive patent portfolio, including 6 issued patents and over 34 patents pending.

    This press release contains forward-looking statements. These statements are based upon the Company's beliefs and expectations. They are not guarantees of future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict. The Company operates in a rapidly changing environment that involves a number of risks, some of which are beyond the Company's control. We caution you that our performance and results could differ materially from what is expressed, implied, or forecast by our forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties. Readers are cautioned not to place reliance on these forward-looking statements, which speak only as of the date the statements were made. See the Company's public filings for more detailed information on the risks and uncertainties that may affect the Company and the results or expectations expressed in our forward-looking statements, including the section captioned "Factors That May Affect the Company" contained in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003. Furthermore, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult our periodic reports on Form 10-QSB and Form 8-K for further disclosures we make on related subjects.

    CONTACT: Advanced Biotherapy, Inc.
             Edmond Buccellato, 818-883-6716
             ed@advancedbiotherapy.com
             or
             Paul A. Hopper, 585-978-1389
             Fax: 818-883-3353
             Temporary Email: receptogen@earthlink.net www.advancedbiotherapy.com